Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SHERMEN WSC ACQUISITION CORP.

I, the undersigned, being the Chief Executive Officer of SHERMEN WSC ACQUISITION CORP., a corporation existing under the laws of the State of Delaware (the “Corporation”), hereby certify as follows:

1.	The name of the Corporation is “Shermen WSC Acquisition Corp.” which is the name under which the Corporation was incorporated.

2.	The Corporation’s original Certificate of Incorporation was filed in the office of the Secretary of State of Delaware on April 18, 2006, and the Corporation’s Certificate of Amendment of Certificate of Incorporation Before Payment of Any Part of the Capital was filed in the office of the Secretary of State of Delaware on April 27, 2006. An Amended and Restated Certificate of Incorporation of the Corporation was subsequently filed in the office of the Secretary of State of Delaware on May 25, 2007.

3.	This Amended and Restated Certificate of Incorporation restates, integrates and further amends the original Certificate of Incorporation, as previously amended and restated.

4.	This Amended and Restated Certificate of Incorporation was duly adopted at a meeting of the board of directors of the Corporation and at a special meeting of stockholders of the Corporation in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

5.	The Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

FIRST: Name. The name of this corporation (herein called the “Corporation”) is WESTWAY GROUP, INC.

SECOND: Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is to be located at 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, State of Delaware 19904. The name of its registered agent at such address is National Registered Agents, Inc.

THIRD: Purpose. The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as the same exists or may be amended from time to time (the “DGCL”) and to possess and exercise all of the powers and privileges granted by such law and any other law of Delaware.

FOURTH: Capital Stock.

4.1. Authorized Shares; Reclassification.

4.1.1. The total number of shares of capital stock which the Corporation shall have authority to issue is two hundred seventy-five million (275,000,000) shares, consisting of one hundred seventy five million (175,000,000) shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), sixty million (60,000,000) shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), and forty million (40,000,000) shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), each having the rights set forth in this Article Fourth. Thirty Three million (33,000,000) shares of Preferred Stock shall be designated Series A Perpetual Convertible Preferred Stock, par value $.0001 per share (the “Series A Preferred Stock”), and shall have the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, set forth in Section 4.3 of this Article Fourth.

4.1.2. Upon the filing and effectiveness (the “Effective Time”) of this Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) pursuant to the General Corporation Law of the State of Delaware each share of common stock of the Corporation, par value $.0001 per share, issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall be automatically reclassified into one validly issued, fully paid and non-assessable share of Class A Common Stock, without any action by the holder thereof.

4.2. Common Stock. The powers, preferences and relative participating, optional and other special rights and any qualifications, limitations or restrictions of the Class A Common Stock and the Class B Common Stock shall be identical in all respects, except as otherwise required by law or expressly provided in this Certificate of Incorporation. Except as otherwise required by law, as otherwise provided in the terms of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, or as provided in Section 4.3, the holders of Common Stock shall possess the rights listed below.

4.2.1. Dividends. Holders of Common Stock shall be entitled to receive ratably, on a per share basis, such dividends or other distributions payable in cash, stock or otherwise when, as and if declared by the Board of Directors out of funds legally available for the payment thereof, and shall share equally on a per share basis in all such dividends or other distributions. No dividend or other distribution may be declared or paid on any share of Class A Common Stock unless a like dividend or other distribution is simultaneously declared or paid, as the case may be, on each share of Class B Common Stock, nor may any dividend or other distribution be declared or paid on any share of Class B Common Stock unless a like dividend or other distribution is simultaneously declared or paid, as the case may be, on each share of Class A Common stock, in each case without preference or priority of any kind; provided, however, that if dividends are declared that are payable in shares of Common Stock or in rights, options, warrants or other securities convertible into or exchangeable for shares of Common Stock, dividends shall be declared that are payable at the same rate on both classes of Common Stock, and the dividends payable to holders of Class A Common Stock shall be paid in shares of Class

A Common Stock or in rights, options, warrants or other securities convertible into or exchangeable for shares of Class A Common Stock, and the dividends payable to holders of shares of Class B Common Stock shall be paid in shares of Class B Common Stock or in rights, options, warrants or other securities convertible into or exchangeable for shares of Class B Common Stock shall be payable to holders of Class B Common Stock. Any declared dividends and other distributions in respect of any shares of Class A Common Stock held in escrow pursuant to the Stock Escrow Agreement (as defined in Subsection 4.3.1.3.8) shall accrue on the books and records of the Corporation, but shall not be paid, with respect to any such escrowed shares pursuant to this Section 4.2.1.

4.2.2. Distribution of Assets. In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Common Stock shall be entitled to receive pro rata, in accordance with their respective rights and interests, all of the remaining assets of the Corporation available for distribution to its stockholders after all amounts to which the holders of Preferred Stock are entitled have been paid or set aside in cash for payment. The Class A Common Stock and Class B Common Stock shall rank pari passu with each other with respect to any such distribution.

4.2.3. Voting Rights.

4.2.3.1. General Rights. Except as otherwise provided by the DGCL or herein and subject to the rights and preferences of the Preferred Stock, the entire voting power of the shares of the Corporation for the election of directors and for all other purposes, as well as all other rights pertaining to shares of the Corporation, shall be vested exclusively in the Common Stock. Subject to Subsection 4.2.3.2, and Sections 4.2.4 and 4.3, each share of Common Stock shall have one vote upon all matters to be voted on by the holders of the Common Stock.

4.2.3.2. Election of Directors.

4.2.3.2.1. Subject to Subsection 4.2.3.2.4 and 4.2.3.2.6, for so long as ED&F (as defined below) owns, beneficially or of record, at least 35% of the outstanding shares of Common Stock of the Corporation, the holders of Class B Common Stock, voting as a separate class, shall have the right to elect three members of the Board of Directors.

4.2.3.2.2. Subject to Subsection 4.2.3.2.4 and 4.2.3.2.6, in the event that, and for so long as, ED&F owns, beneficially or of record, less than 35%, but at least 25% of the outstanding Common Stock of the Corporation, the holders of Class B Common Stock, voting as a separate class, shall have the right to elect two members of the Board of Directors.

4.2.3.2.3. Subject to Subsection 4.2.3.2.4 and 4.2.3.2.6, in the event that, and for so long as, ED&F owns, beneficially or of record, less than 25%, but at least 10% of the outstanding Common Stock of the Corporation, the holders of Class B Common Stock, voting as a separate class, shall have the right to elect one member of the Board of Directors.

4.2.3.2.4. Except as otherwise provided in this Subsection 4.2.3.2.4, the holders of Class A Common Stock, voting as a separate class, shall have the right to elect all members of the Board of Directors, other than those members (the “ED&F Members”) elected pursuant to Subsections 4.2.3.2.1, 4.2.3.2.2 and 4.2.3.2.3; provided, however, that, at all times, at least 51% of the members the Board of Directors shall be “Independent” of ED&F, as such term is defined in Section 8.1. If any person or “group” (as defined in Section 13(d)(3) of the Exchange Act) other than ED&F Man Holdings Limited and its subsidiaries shall at any time acquire or propose to acquire or publicly announce its intention to acquire (whether by stock purchase, asset purchase, merger or otherwise) twenty percent (20%) or more of the voting power of the Corporation (a “Change of Control Event”), the holders of the Class B Common Stock may, but shall not be obligated to, elect to waive their rights to elect ED&F Members as provided in Subsection 4.2.3.2 by delivering to the Corporation a notice of such election (a “Voting Notice”) within five business days of becoming aware of such Change of Control Event. Upon timely delivery of such Voting Notice:

4.2.3.2.4.1. The term of office of each ED&F Member shall, notwithstanding any other provision hereof, become classified pursuant to Section 8.2.2 hereof, each ED&F Member shall automatically become a member of the class of directors which was elected at the annual meeting of the Corporation held immediately prior to the date of delivery of the Voting Notice (the “Last Class”), and each director who was a member of the Last Class prior to the date of delivery of such Voting Notice shall automatically become a member of such class of directors as shall be determined by the Board of Directors in accordance with the procedures set forth in Section 8.2.2 and which the Corporation shall publicly announce in a press release issued no later than five days after the delivery of such Voting Notice; and

4.2.3.2.4.2. At any meeting of stockholders following the delivery of the Voting Notice at which the election of members of the Board of Directors is subject to a vote of the stockholders of the Corporation, the holders of the Class B Common Stock and the holders of the Series A Preferred Stock (voting on an as-converted basis (each share of Series A Preferred Stock having that number of votes equal to the number of shares of Common Stock issuable as of the record date in respect of such vote upon conversion of such share of Series A Preferred Stock)) shall vote together with the holders of the Class A Common Stock, and not separately by class or series, in the election of any member of the Board of Directors at any such meeting; provided, that in connection with any such vote, the greatest number of shares that ED&F shall be permitted and deemed to vote shall be equal to the lower of (i) the aggregate number of shares of Class B Common Stock and Series A Preferred Stock owned beneficially or of record by ED&F as of such record date and (ii) that number of shares of Class B Common Stock and Series A Preferred Stock that together represent 35% of the votes cast in such election.

4.2.3.2.5. The calculation of the amount of outstanding Common Stock of the Corporation owned by ED&F, beneficially or of record, for purposes of Subsections 4.2.3.2.1, 4.2.3.2.2, 4.2.3.2.3 and 4.2.3.2.4 shall be made assuming that the shares of Series A Preferred Stock issued and outstanding at the time of such calculation (including any shares of Series A Preferred Stock held in escrow pursuant to the Stock Escrow Agreement) were converted into Common Stock at the then-current Series A Conversion Price immediately before the making of such calculation.

4.2.3.2.6. In the event that the size of the Board of Directors is increased or decreased, the rights to elect members of the Board of Directors set out in Subsections 4.2.3.2.1 through 4.2.3.2.4 shall be adjusted proportionally so as to preserve as nearly as possible the ratio reflected in Subsections 4.2.3.2.1 through 4.2.3.2.3 of (x) the number of members of the Board of Directors elected by holders of Class A Common Stock to (y) the number of members of the Board of Directors elected by holders of Class B Common Stock; provided that if such adjustment would result in the holders of Class A Common Stock and/or Class B Common Stock being entitled to elect a number of members of the Board of Directors which is not a whole number, any such number shall instead be rounded to the nearest whole number.

4.2.3.3. Amendments to Respective Rights. The Corporation shall not amend, alter or repeal (whether by amendment, merger, consolidation or otherwise) any provision of this Certificate of Incorporation relating to:

(a) the powers, preferences and rights and any qualifications, limitations or restrictions of the Class A Common Stock, unless it first obtains an affirmative majority vote of the holders of the Class A Common Stock, voting as a separate class, in addition to any vote otherwise required by this Certificate of Incorporation or by law;

(b) the powers, preferences and rights and any qualifications, limitations or restrictions of the Class B Common Stock, unless it first obtains an affirmative majority vote of the holders of the Class B Common Stock, voting as a separate class, in addition to any vote otherwise required by this Certificate of Incorporation or by law; or

(c) the amendment of the By-Laws, unless it first obtains an affirmative majority vote of the holders of the Class A Common Stock, voting as a separate class, and an affirmative majority vote of the holders of the Class B Common Stock, voting as a separate class, in addition to any vote otherwise required by this Certificate of Incorporation or by law.

4.2.4. Reclassification, Subdivision, Combination, Merger.

4.2.4.1. Reclassification, Subdivision or Combination. If the Corporation in any manner reclassifies, subdivides or combines the outstanding shares of Class A Common Stock, the outstanding shares of the Class B Common Stock shall be proportionately reclassified, subdivided or combined, as the case may be. If the Corporation in any manner, reclassifies, subdivides or combines the outstanding shares of Class B Common Stock, the outstanding shares of the Class A Common Stock shall be proportionately reclassified, subdivided or combined, as the case may be.

4.2.4.2. Merger. In the event of a merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), the holders of Class A Common Stock and the holders of Class B Common Stock shall each be entitled to receive the same per-share consideration, if any, to be paid in connection with such merger or consolidation, as if the Class A Common Stock and the Class B Common Stock were identical.

4.2.5. Conversion of Class B Common Stock.

4.2.5.1. Automatic Conversion. Subject to the provisions of this Section 4.2, at any time that a share of Class B Common Stock ceases to be owned beneficially or of record by ED&F, such share of Class B Common Stock, without any further action or deed on the part of the Corporation or any other Person, shall automatically convert into one fully paid and nonassessable share of Class A Common Stock. The date of such conversion is referred to herein as the “Class B Conversion Date.” Any share of Common Stock owned beneficially or of record by a Person other than ED&F shall be designated as a share of Class A Common Stock.

4.2.5.2. No Optional Conversion. The shares of Class B Common Stock shall not be convertible into shares of Class A Common Stock at the option of the holders thereof.

4.2.5.3. Mechanics of Conversion.

4.2.5.3.1. On the Class B Conversion Date: (1) the Person in whose name or names any certificate or certificates for shares of Class A Common Stock shall be issuable upon conversion shall be deemed to have become the holder of record of the shares of Class A Common Stock represented thereby at such time, and (2) the shares of Class B Common Stock so converted shall no longer be deemed to be outstanding, and all rights of a holder with respect to such shares shall immediately terminate except the right to receive certificates representing shares of Class A Common Stock pursuant to this Section 4.2.5.

Upon the occurrence of such conversion of shares of Class B Common Stock, the holder of such converted shares shall surrender the certificate or certificates representing such shares at the office of the Corporation (or any transfer agent of the Corporation previously designated by the Corporation to the holders of Class B Common Stock for this purpose). Unless the shares issuable upon conversion are to be issued in the same name as the name in which such shares of Class B Common Stock are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the holder or the holder’s duly authorized attorney. As promptly as practicable after the surrender by the holder of the certificates for shares of Class B Common Stock as aforesaid, the Corporation shall (i) issue and shall deliver to such holder, or on the holder’s written order to the holder’s transferee, a certificate or certificates for the whole number of shares of Class A Common Stock issuable upon the conversion of such shares of Class B Common Stock.

All shares of Class A Common Stock issued upon conversion of shares of Class B Common Stock will, upon issuance, be duly and validly authorized and issued, fully paid and nonassessable, free from any preemptive rights imposed by the DGCL or this Certificate of Incorporation and free from all taxes, liens, security interests and charges (other than liens or charges created by or imposed upon the holder or taxes in respect of any transfer occurring contemporaneously therewith).

4.2.5.3.2. From the date hereof, the Corporation shall at all times reserve and keep available, free from any preemptive rights imposed by the DGCL or this Certificate of Incorporation, out of its authorized but unissued Class A Common Stock, solely for the purpose of effecting conversions of the Class B Common Stock, the aggregate number of shares of Class A Common Stock issuable upon conversion of all issued and outstanding shares of Class B Common Stock (as if all shares of Class B Common Stock are so convertible). The Corporation shall procure, at its sole expense, the listing of all shares of Class A Common Stock issuable upon conversion of Class B Common Stock, subject to issuance or notice of issuance, on the principal United States securities exchange or market on which the Class A Common Stock is then listed or traded. The Corporation shall take all actions as may be necessary to ensure that all shares of Class A Common Stock issuable upon conversion of Class B Common Stock are issued without violation of any applicable law or regulation or of any requirement of any securities exchange or market on which the shares of Class A Common Stock are listed or traded.

4.2.5.3.3. The Corporation shall issue certificates for shares of Class A Common Stock upon conversion of the Class B Common Stock without charge to the holder of shares of Class B Common Stock or any of its transferees for any issue or transfer tax (other than taxes in respect of any transfer of Class B Common Stock occurring contemporaneously therewith) or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Corporation; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of Class A Common Stock in a name other than that of the transferee of the Class B Common Stock that is to receive shares of Common Stock pursuant to this Section 4.2.5, and no such issuance or delivery need be made unless and until the Person requesting such issuance or delivery has paid to the Corporation the amount of any such tax or has established, to the reasonable satisfaction of the Corporation, that such tax has been, or will timely be, paid.

4.2.5.3.4. The Corporation shall cause each share of Class A Common Stock issued as a result of conversion of Class B Common Stock to be accompanied by any rights associated generally with each other share of Class A Common Stock outstanding as of the applicable Class B Conversion Date.

4.2.6. Conversion of Class A Common Stock

4.2.6.1. Automatic Conversion. Subject to the provisions of this Section 4.2, at any time that a share of Class A Common Stock becomes owned beneficially or of record by ED&F, such share of Class A Common Stock, without any further action or deed on the part of the Corporation or any other Person, shall automatically convert into one fully paid and nonassessable share of Class B Common Stock. The date of such conversion is referred to herein as the “Class A Conversion Date.”

4.2.6.2. No Optional Conversion. The shares of Class A Common Stock shall not be convertible into shares of Class B Common Stock at the option of the holders thereof.

4.2.6.3. Mechanics of Conversion.

4.2.6.3.1. On the Class A Conversion Date: (1) the Person in whose name or names any certificate or certificates for shares of Class B Common Stock shall be issuable upon conversion shall be deemed to have become the holder of record of the shares of Class B Common Stock represented thereby at such time, and (2) the shares of Class A Common Stock so converted shall no longer be deemed to be outstanding, and all rights of a holder with respect to such shares shall immediately terminate except the right to receive certificates representing shares of Class B Common Stock pursuant to this Section 4.2.6.

Upon the occurrence of such conversion of shares of Class A Common Stock, the holder of such converted shares shall surrender the certificate or certificates representing such shares at the office of the Corporation (or any transfer agent of the Corporation previously designated by the Corporation to the holders of Class A Common Stock for this purpose). Unless the shares issuable upon conversion are to be issued in the same name as the name in which such shares of Class A Common Stock are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the holder or the holder’s duly authorized attorney. As promptly as practicable after the surrender by the holder of the certificates for shares of Class A Common Stock as aforesaid, the Corporation shall (i) issue and shall deliver to such holder, or on the holder’s written order to the holder’s transferee, a certificate or certificates for the whole number of shares of Class B Common Stock issuable upon the conversion of such shares of Class A Common Stock.

All shares of Class B Common Stock issued upon conversion of shares of Class A Common Stock will, upon issuance, be duly and validly authorized and issued, fully paid and nonassessable, free from any preemptive rights imposed by the DGCL or this Certificate of Incorporation and free from all taxes, liens, security interests and charges (other than liens or charges created by or imposed upon the holder or taxes in respect of any transfer occurring contemporaneously therewith).

4.2.6.3.2. The Corporation shall issue certificates for shares of Class B Common Stock upon conversion of the Class A Common Stock without charge to the holder of shares of Class A Common Stock or any of its transferees for any issue or transfer tax (other than taxes in respect of any transfer of Class A Common Stock occurring contemporaneously therewith) or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Corporation; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of Class A Common Stock in a name other than that of the transferee of the Class A Common Stock that is to receive shares of Common Stock pursuant to this Section 4.2.6, and no such issuance or delivery need be made unless and until the Person requesting such issuance or delivery has paid to the Corporation the amount of any such tax or has established, to the reasonable satisfaction of the Corporation, that such tax has been, or will timely be, paid.

4.2.6.3.3. The Corporation shall cause each share of Class B Common Stock issued as a result of conversion of Class A Common Stock to be accompanied by any rights associated generally with each other share of Class B Common Stock outstanding as of the applicable Class A Conversion Date.

4.3. Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly authorized to provide for the issuance of all or any of the remaining shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is expressly authorized to increase or decrease the number of shares of any series of Preferred Stock subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding and not in the aggregate above the number of authorized shares of Preferred Stock. In case the number of shares of any series of Preferred Stock shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. In all cases, the foregoing provisions of this Section 4.3 shall be subject to any other applicable provisions contained herein.

4.3.1. Series A Perpetual Convertible Preferred Stock.

4.3.1.1. Generally. Each share of Series A Preferred Stock shall rank equally with all other shares of Series A Preferred Stock in all respects and shall be subject to the provisions of this Certificate of Incorporation.

4.3.1.2. Rank. The Series A Preferred Stock shall, with respect to payment of Base Dividends (as defined below) and rights upon liquidation, dissolution or winding up of the affairs of the Corporation, (a) rank senior and prior to the Common Stock and each other class or series of equity securities of the Corporation, whether currently issued or issued in the future, that by its terms ranks junior to the Series A Preferred Stock (whether with respect to payment of dividends, rights upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise) (all of such equity securities, including the Common Stock, are collectively referred to herein as the “Series A Junior Securities”), (b) rank on a parity with each other class or series of equity securities of the Corporation, whether currently issued or issued in the future, that does not by its terms expressly provide that it ranks senior to or junior to the Series A Preferred Stock (whether with respect to payment of dividends, rights upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise) (all of such equity securities are collectively referred to herein as the “Series A Parity Securities”), and (c) rank junior to each other class or series of equity securities of the Corporation, whether currently issued or issued in the future, that by its terms ranks senior to the Series A Preferred Stock (whether with respect to payment of dividends, rights upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise) (all of such equity securities are collectively referred to herein as the “Series A Senior Securities”). The respective definitions of Series A Junior Securities, Series A Parity Securities and Series A Senior Securities shall also include any rights, options or warrants exercisable or exchangeable for or convertible into any of the Series A Junior Securities, Series A Parity Securities or Series A Senior Securities, as the case may be.

4.3.1.3. Dividends.

4.3.1.3.1. Cash dividends in the amount of $0.0344 per share of Series A Preferred Stock (the “Base Dividend”) shall accrue on a quarterly basis from and including the issuance date of such share of Series A Preferred Stock until the seventh anniversary of the Closing, whether or not earned or declared, and whether or not there are any profits, surplus or other funds of the Corporation legally available for the payment of dividends.

4.3.1.3.2. The obligation of the Corporation to pay dividends on the Series A Preferred Stock shall be cumulative so that if the full amount required to be paid for any Series A Dividend Period (as defined in Subsection 4.3.1.3.4) shall not have been paid or declared and a sum sufficient for the payment thereof irrevocably set apart, the amount not paid shall continue to be accrued on the books and records of the Corporation.

4.3.1.3.3. Subject to the DGCL and the rights of any holders of Series A Parity Securities and Series A Senior Securities, each holder of Series A Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors such dividends, when available, out of the assets or the profits of the Corporation legally available therefor.

4.3.1.3.4. Once declared, Base Dividends on the outstanding shares of Series A Preferred Stock will be payable with respect to each period commencing on and including the later of (x) the issuance date of such shares and (y) the most recent Dividend Payment Date on which Base Dividends were paid with respect to such shares and ending on, but not including, the next succeeding Dividend Payment Date (each such period, a “Series A Dividend Period”), to holders of Series A Preferred Stock of record as of the related Dividend Record Date. Base Dividends payable on the Series A Preferred Stock with respect to any period other than a full Series A Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. If a Dividend Payment Date is not a Business Day, payment of Base Dividends shall be made on the next succeeding Business Day and no additional amount shall accrue in respect thereof as a result of such delayed payment.

4.3.1.3.5. In the event that the Board of Directors declares a dividend on the Series A Preferred Stock with respect to a Series A Dividend Period in an amount less than the full amount payable to the holders of Series A Preferred Stock with respect to such Series A Dividend Period, pursuant to Subsections 4.3.1.3.1 through 4.3.1.3.4 (such lesser amount, a “Partial Series A Dividend”), such Partial Series A Dividend shall be distributed to the holders of Series A Preferred Stock on a pro rata basis with respect to the shares of the Series A Preferred

Stock outstanding as of the related Dividend Record Date; provided, however, that any shares of Series A Preferred Stock held in escrow pursuant to the Escrow Agreement (as defined below) shall not be treated as outstanding for purposes of payment (though the amount not paid shall continue to be accrued on the books and records of the Corporation). If at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series A Preferred Stock, such payment shall be distributed pro rata among the holders thereof based on the aggregate accrued but unpaid dividends on the shares of Series A Preferred Stock held by each such holder.

4.3.1.3.6. Restrictions on Dividends in Respect of Series A Parity Securities and Series A Junior Securities.

4.3.1.3.6.1. The Corporation may pay or set aside funds for the payment of a dividend or other distribution in respect of Series A Junior Securities if, and only if, (i) all accrued and unpaid Base Dividends on the Series A Preferred Stock have been declared and paid for all prior Series A Dividend Periods, as required by Subsections 4.3.1.3.1 and 4.3.1.3.2, and (ii) the Board of Directors has declared, and the Corporation pays, contemporaneously with the payment of such dividend, the accrued, but unpaid, portion of each Base Dividend payable to the holders of Series A Preferred Stock pursuant to Subsections 4.3.1.3.1 and 4.3.1.3.2 with respect to the Series A Dividend Period in which such payment of a dividend or other distribution in respect of any Series A Parity Securities or Series A Junior Securities would occur (each, a “Corresponding Series A Dividend Payment”). For each Series A Dividend Period in which a Corresponding Series A Dividend Payment has been made, the amount of the dividend otherwise payable per each share of Series A Preferred Stock on the corresponding Dividend Payment Date pursuant to Subsection 4.3.1.3.1 and 4.3.1.3.2 shall be reduced by the amount of any Corresponding Series A Dividend Payments paid on account of such share during such Series A Dividend Period.

4.3.1.3.6.2. For so long as any shares of Series A Preferred Stock are outstanding, unless the Corporation has obtained the written consent or affirmative vote of holders of at least a majority of the voting power of the outstanding shares of Series A Preferred Stock, voting separately as a single class (each share of Series A Preferred Stock having a vote equal to the number of shares of Common Stock issuable as of the record date in respect of such vote upon conversion of one share of Series A Preferred Stock), in person or by proxy, either by consent in lieu of a meeting or at a special or annual meeting of stockholders called for that purpose, until (x) all accrued but unpaid Base Dividends have been paid on the Series A Preferred Stock by the Corporation for any prior Series A Dividend Period, and (y) the Board of Directors has declared, and the Corporation has paid, that portion of the Base Dividend with respect to the current Series A Dividend Period, the following restrictions shall be applicable:

(A) no dividend or distribution may be declared, set aside or paid on any Series A Junior Securities (other than in shares of Series A Junior Securities or options or warrants to acquire such Series A Junior Securities);

(B) the Corporation may not, directly or indirectly, repurchase, redeem or otherwise acquire (and no monies may be paid to or made available for a sinking fund for the redemption, purchase or other acquisition of any shares of Series A Junior Securities) any shares of Series A Junior Securities (except by conversion into or exchange for Series A Junior Securities or for purposes of any employee benefit plan then in effect) other than the repurchase or redemption of warrants to purchase shares of Class A Common Stock (other than from Shermen WSC Holding LLC or any officer or director of the Corporation) for an aggregate purchase price not greater than $15,000,000; and

(C) the Corporation may not, directly or indirectly, repurchase, redeem or otherwise acquire and no monies may be paid to or made available for a sinking fund for the redemption, purchase or other acquisition of any shares of Series A Junior Securities or Series A Parity Securities otherwise than pursuant to a concurrent pro rata redemption, purchase or other acquisition of the outstanding shares of Series A Preferred Stock and such other Series A Parity Securities.

Notwithstanding the foregoing, nothing in this Certificate of Incorporation shall restrict the Corporation at any time from repurchasing the warrants to purchase shares of its common stock (the “Warrants”) at a price per Warrant equal to $0.01 per share of common stock that the holder of such Warrant may purchase thereunder, to the extent the terms of the Warrants permit the Corporation to repurchase the Warrants at such price.

If a portion of any Base Dividend payable to holders of Series A Preferred Stock has been paid with respect to the current Series A Dividend Period as required by and in accordance with this Subsection 4.3.1.3.6.2, the amount of the dividend otherwise payable to the holders of Series A Preferred Stock on the Dividend Payment Date for such current Series A Dividend Period pursuant to Subsections 4.3.1.3.1 through 4.3.1.3.5 shall be reduced by the amount of such payment.

4.3.1.3.7. Participation Rights of Series A Preferred Stock; Waiver.

4.3.1.3.7.1. The holders of shares of Series A Preferred Stock shall be entitled to participate equally and ratably with the holders of shares of Common Stock in all dividends and distributions paid (whether in the form of cash, securities, evidences of indebtedness, or assets, of the Corporation, any of its Subsidiaries or any other Person (or rights, options or warrants to subscribe for or acquire any of the foregoing), or otherwise) on the shares of Common Stock as if immediately prior to each Dividend Record Date for the Common Stock, the shares of Series A Preferred Stock then outstanding were converted into shares of Common Stock (in the manner described in Section 4.3.1.6); provided, however, that holders of shares of Series A Preferred Stock shall not be entitled to participate in any dividend or distribution declared and paid on shares of the Corporation’s Common Stock in connection with the Closing. Dividends or distributions payable pursuant to the preceding sentence shall be payable to the holders of Series A Preferred Stock on the same date that such dividends or distributions are payable to holders of shares of Common Stock. Each such dividend or distribution shall be payable to the holders of record of shares of Series A Preferred Stock as they appear on the stock records of the Corporation at the close of business on the applicable Dividend Record Date.

4.3.1.3.7.2. Holders of any shares of Series A Preferred Stock may waive their right to participate in each dividend or distribution made on Common Stock pursuant to this Subsection 4.3.1.3.7 with respect to such shares of Series A Preferred Stock. Any such waiver shall be evidenced in a writing delivered to the Corporation at least ten (10) days prior to the relevant Dividend Payment Date.

4.3.1.3.8. Shares of Series A Preferred Stock Held in Escrow. For so long as any shares of Series A Preferred Stock are held in escrow pursuant to the Stock Escrow Agreement, and notwithstanding anything to the contrary in this Section 4.3.1.3:

(a) any declared dividends and other distributions in respect of such escrowed shares of Series A Preferred Stock shall accrue on the books and records of the Corporation, but shall not be paid, with respect to any such escrowed shares pursuant to this Section 4.3.1.3;

(b) any restrictions on dividends with respect to any Series A Parity and Series A Junior Securities set out in Section 4.3.1.3.6 shall be deemed to be waived by the holders of, and shall have no effect with respect to, any such escrowed shares; provided, however, that such restrictions shall remain in effect with respect to any issued and outstanding shares of Series A Preferred Stock not held in escrow pursuant to the Escrow Agreement; and

(c) any such escrowed shares which are subsequently released from escrow pursuant to the Escrow Agreement shall be treated, in all cases, as if such shares had been issued and delivered at the Closing to the Person receiving such shares upon their release from escrow, and as if such shares were outstanding as of the date of the Closing, and the Corporation shall pay all dividends and other distributions that have accrued on such shares during the period from the Closing until the date of such release from escrow.

4.3.1.3.9. No dividend or other distribution on the Series A Preferred Stock shall be authorized or declared by the Board of Directors or be paid or set aside for payment by the Corporation if and to the extent the terms and provisions of any agreement entered into by the Corporation in compliance with applicable law and the Corporation’s contractual obligations (whether existing on the date of the Closing or thereafter), including any agreement relating to its indebtedness, would prohibit such authorization, declaration, payment or setting apart for payment or provide that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such authorization, declaration or payment would be restricted or prohibited by law.

4.3.1.4. Liquidation Preference.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock shall, with respect to each such share of Series A Preferred Stock, be entitled to receive the greater of (a) $5.50 per such share of Series A Preferred Stock, in each case plus an amount equal to any Base Dividends accrued thereon pursuant to Sections 4.3.1.3.1 through 4.3.1.3.4 and remaining unpaid thereon and (b) at any time, the payment such holders would have received had such holders, immediately prior to such liquidation, dissolution or winding up, converted such share of Series A Preferred Stock into shares of Common Stock (at the conversion rate described in Section 4.3.1.6), in each case, before any payment or distribution of any assets or profits of the Corporation is made or set apart for holders of any Series A Junior Securities (the “Series A Liquidation Preference”). If the assets distributable in any such event to the holders of the Series A Preferred Stock are insufficient to permit the payment to such holders of the full preferential amounts to which they may be entitled, such assets shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the full preferential amount each such holder would otherwise be entitled to receive. For purposes of this Section 4.3.1.4, neither (x) the sale, conveyance, exchange or transfer for cash, shares of stock, other securities or other consideration of all or substantially all the assets or business of the Corporation (other than in connection with the voluntary or involuntary liquidation, winding up or dissolution of the Corporation) nor (y) the merger, consolidation or share exchange of the Corporation into or with any other Person shall be deemed to be a liquidation, winding up or dissolution, voluntary or involuntary.

4.3.1.5. Voting Rights.

4.3.1.5.1. Subject to Subsection 4.2.3.2.4 and except as set forth in Subsection 4.3.1.5.2, holders of shares of Series A Preferred Stock shall not be entitled to vote (in their capacity as holders of Series A Preferred Stock) on any matter submitted to a vote of the stockholders of the Corporation, but shall be entitled to prior written notice of, and to attend and observe, all special and annual meetings of the stockholders of the Corporation.

4.3.1.5.2. For so long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the written consent or affirmative vote by holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting separately as a single class (each share of Series A Preferred Stock having a vote equal to the number of shares of Common Stock issuable as of the record date in respect of such vote upon conversion of one share of Series A Preferred Stock), in person or by proxy, either by consent in lieu of a meeting or at a special or annual meeting of stockholders called for that purpose:

(a) amend, alter or repeal (by merger, consolidation or otherwise) any provision of this Certificate of Incorporation or the by-laws of the Corporation (the “By-Laws”) so as to, or in a manner that would, adversely affect the preferences, rights, privileges or powers of the Series A Preferred Stock or in a manner inconsistent with the provisions of the Stockholder’s Agreement entered into by the Corporation and Westway Holdings Corporation on the date of the Closing, and without limitation of the rights of any party thereto;

(b) reclassify any Common Stock or any other Series A Junior Securities into shares or other securities having any preference or priority as to the payment of dividends, or the distribution of assets or profits superior to, or on a parity with, any such preference or priority of the Series A Preferred Stock;

(c) create, increase the number of authorized shares of or issue, or obligate itself to issue, any class of equity securities or series of Preferred Stock, including any security convertible into or exchangeable or exercisable for any equity security, having any preference or priority superior to or on a parity with the Series A Preferred Stock;

(d) increase the number of authorized shares of Preferred Stock or Series A Preferred Stock;

(e) conduct a Pro Rata Repurchase, other than the repurchase or redemption of warrants to purchase shares of Class A Common Stock (other than from Shermen WSC Holding LLC or any officer or director of the Corporation) for an aggregate purchase price not greater than $15,000,000; or

(f) sell, convey, or otherwise dispose of or encumber all, or substantially all, of the assets of the Corporation, or enter into a merger, consolidation, recapitalization, stock purchase or other transaction resulting in the acquisition of the Corporation by another person (except for any such transaction after the consummation of which the stockholders of the Corporation own in excess of 50% of the voting securities of the surviving entity or its parent and that does not otherwise require the consent of the Series A Preferred Stock under Section 4.3.1.5.2(a)).

4.3.1.5.3. The consent or votes required in Subsection 4.3.1.5.2 hereof shall be in addition to any approval of stockholders of the Corporation which may be required by law or pursuant to any provision of this Certificate of Incorporation or the By-Laws.

4.3.1.6. Conversion.

4.3.1.6.1. Right To Convert.

4.3.1.6.1.1. Subject to the provisions of this Subsection 4.3.1.6.1, a holder of shares of Series A Preferred Stock shall have the right, at any time and from time to time, at such holder’s option, to convert any or all of such holder’s shares of Series A Preferred Stock, in whole or in part, into fully paid and non-assessable shares of Common Stock at the conversion price equal to the “Initial Series A Conversion Price” per share of Common Stock (as defined below), subject to adjustment as described in Subsection 4.3.1.6.5 (as adjusted, the “Series A Conversion Price”). The number of shares of Common Stock into which one share of the Series A Preferred Stock shall be convertible (calculated as to each conversion to the nearest 1/10,000th of a share) shall be determined by dividing (A) $5.50 plus the amount of any Base Dividends and other dividends and distributions which have accrued prior to the applicable Series A Conversion Date (as defined below) on such share of Series A Preferred Stock (such amount being the “Series A Preferred Share Price”) by (B) the Series A Conversion Price in effect at the time of conversion. The “Initial Series A Conversion Price” shall be $5.50.

4.3.1.6.1.2. Notwithstanding the foregoing, any share of Series A Preferred Stock owned beneficially or of record by ED&F shall not be convertible into any share of Common Stock to the extent that such conversion would result in the combined record or beneficial ownership by ED&F of greater than 49.5% of the outstanding Common Stock of the Corporation.

4.3.1.6.1.3. Shares of Series A Preferred Stock which are converted into Common Stock pursuant to this Section 4.3.1.6 shall (i) if owned beneficially or of record by ED&F, be converted into shares of Class B Common Stock pursuant to Subsection 4.3.1.6.2 or (ii) if not owned beneficially or of record by ED&F, be converted into shares of Class A Common Stock pursuant to Subsection 4.3.1.6.2.

4.3.1.6.2. Mechanics of Conversion.

4.3.1.6.2.1. A holder of shares of Series A Preferred Stock that elects to exercise its conversion rights pursuant to Subsection 4.3.1.6.1 shall provide notice to the Corporation as follows:

(a) To exercise its conversion right pursuant to Subsection 4.3.1.6.1.1 hereof, the holder of shares of Series A Preferred Stock to be converted shall surrender the certificate or certificates representing such shares at the office of the Corporation (or any transfer agent of the Corporation previously designated by the Corporation to the holders of Series A Preferred Stock for this purpose) with a written notice of election to convert, completed and signed, specifying the number of shares to be converted.

(b) Unless the shares issuable upon conversion are to be issued in the same name as the name in which such shares of Series A Preferred Stock are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the holder or the holder’s duly authorized attorney, and an amount sufficient to pay any transfer or similar tax in accordance with Subsection 4.3.1.6.2.5 hereof (or evidence that such tax has been or will timely be paid, as provided by Subsection 4.3.1.6.2.5). As promptly as practicable after the surrender by the holder of the certificates for shares of Series A Preferred Stock as aforesaid (but in any event within three Business Days), the Corporation shall (i) issue and shall deliver to such holder, or on the holder’s written order to the holder’s transferee, a certificate or certificates for the whole number of shares of Common Stock issuable upon the conversion of such shares and a check payable in an amount corresponding to any fractional interest in a share of Common Stock as provided in Subsection 4.3.1.6.2.6 hereof and (ii) issue and deliver a certificate representing any shares of Series A Preferred Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

4.3.1.6.2.2. Each conversion shall be deemed to have been effected immediately prior to the close of business on the first Business Day on which the certificates for shares of Series A Preferred Stock shall have been surrendered and such notice received by the Corporation pursuant to Subsection 4.3.1.6.2.1 (the “Series A Conversion Date”). At such time on the Series A Conversion Date: (x) the Person in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder of record of the shares of Common Stock represented thereby, and (y) the shares of Series A Preferred Stock so converted shall no longer be deemed to be outstanding, and all rights of a holder with respect to such shares surrendered for conversion shall immediately terminate except the right to receive the Common Stock and other amounts payable pursuant to this Section 4.3.1.6.

4.3.1.6.2.3. All shares of Common Stock delivered upon conversion of the Series A Preferred Stock will, upon delivery, be duly and validly authorized and issued, fully paid and nonassessable, free from all preemptive rights imposed by this Certificate of Incorporation and free from all taxes, liens, security interests and charges, including without limitation any issuance, documentary, stamp, transfer or similar tax or governmental charge (other than liens or charges created by or imposed upon the holder or taxes in respect of any transfer occurring contemporaneously therewith) or other costs incurred by the Corporation connection with such conversion and the related issuance of shares of Common Stock.

4.3.1.6.2.4. Holders of shares of Series A Preferred Stock at the close of business on the Dividend Record Date for any payment of a dividend or other distribution in which shares of Series A Preferred Stock are to participate pursuant to Section 4.3.1.6.3 hereof shall be entitled to receive the dividend or other distribution payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion thereof following such Dividend Record Date and prior to such Dividend Payment Date, and a holder of shares of Series A Preferred Stock on a Dividend Record Date who (or whose transferee) tenders any such shares for conversion into shares of Common Stock on such Dividend Payment Date will receive the dividend or other distribution payable by the Corporation on such shares of Series A Preferred Stock if and when paid, and the converting holder need not include payment of the amount of such dividend or distribution upon surrender of shares of Series A Preferred Stock for conversion.

4.3.1.6.2.5. From the date hereof, the Corporation will at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Class A Common Stock and Class B Common Stock, solely for the purpose of effecting conversions of the Series A Preferred Stock, the aggregate number of shares of Class A Common Stock and Class B Common Stock, as the case may be, issuable upon conversion of the Series A Preferred Stock (as if all shares of Series A Preferred Stock are so convertible). The Corporation will procure, at its sole expense, the listing of all shares of Common Stock issuable upon conversion of Series A Preferred Stock, subject to issuance or notice of issuance, on the principal domestic stock exchange on which the Common Stock is then listed or traded. The Corporation will take all actions as may be necessary to ensure that all shares of Common Stock issuable upon conversion of Series A Preferred Stock will be issued without violation of any applicable law or regulation or of any requirement of any securities exchange on which the shares of Class A Common Stock or Class B Common Stock are listed or traded.

4.3.1.6.2.6. Issuances of certificates for shares of Common Stock upon conversion of the Series A Preferred Stock shall be made without charge to the holder of shares of Series A Preferred Stock or any of its transferees for any issue or transfer tax, including without limitation any issuance, documentary, stamp, transfer or similar tax or governmental charge (other than taxes in respect of any transfer of Series A Preferred Stock occurring contemporaneously therewith) or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Corporation.

4.3.1.6.2.7. In connection with the conversion of any shares of Series A Preferred Stock, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Corporation shall pay cash in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Market Price (as defined below) per share of Common Stock on the applicable Series A Conversion Date.

4.3.1.6.2.8. The Corporation shall ensure that each share of Common Stock issued as a result of conversion of Series A Preferred Stock shall be accompanied by any rights associated generally with each other share of Common Stock outstanding as of the applicable Series A Conversion Date.

4.3.1.6.2.9. So long as any shares of Series A Preferred Stock remain outstanding, and except as required by law, the Corporation will not close it books against the transfer of any shares of Series A Preferred Stock or the Common Stock issuable upon conversion of shares of Series A Preferred Stock or take any other action in any manner which interferes with the timely conversion of such shares.

4.3.1.6.3. Adjustments to Series A Conversion Price. From and after the date shares of Series A Preferred Stock are initially issued, the Series A Conversion Price shall be adjusted from time to time as follows:

4.3.1.6.3.1. Stock Splits, Subdivisions, Reclassifications or Combinations. If the Corporation (A) declares a dividend or makes a distribution on its Common Stock in shares of Common Stock, (B) subdivides or reclassifies the outstanding shares of Common Stock into a greater number of shares, or (C) combines or reclassifies the outstanding Common Stock into a smaller number of shares, the Series A Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted to the number obtained by multiplying the Series A Conversion Price theretofore in effect by a fraction, the numerator of which shall be the number of shares of

Common Stock outstanding immediately prior to such action, and the denominator of which shall be the number of shares of Common Stock outstanding immediately following such action; provided, however, that the Series A Conversion Price with respect to any shares of Series A Preferred Stock need not be adjusted in respect of a dividend or distribution covered by this paragraph to the extent the holder thereof participates in such dividend or distribution equally and ratably on an as-converted basis for such Series A Preferred Stock pursuant to Subsection 4.3.1.3.

4.3.1.6.3.2. Other Distributions. If the Corporation fixes a Dividend Record Date for the making of a dividend or distribution to all holders of shares of its Common Stock of (A) shares of any class of stock of any Person other than shares of the Corporation’s Common Stock, or (B) evidence of indebtedness of the Corporation or any Subsidiary, or (C) assets (excluding dividends or distributions covered by Subsection 4.3.1.6.3.1 hereof), or (D) rights or warrants in respect of any of the foregoing, then in each such case the Series A Conversion Price in effect immediately prior thereto shall be reduced immediately thereafter to the price determined by multiplying (1) the Series A Conversion Price in effect immediately prior thereto by (2) a fraction, the numerator of which shall be the Market Price per share of Common Stock on such Dividend Record Date less the then fair market value (as determined by a firm of independent public accountants or an independent appraiser, in each case, of recognized national standing selected by the Board of Directors, provided that such value shall not for purposes hereof in any event be equal to or greater than the Market Price per share of Common Stock on such record date) as of such Dividend Record Date of the shares, assets, evidences of indebtedness, rights or warrants so paid with respect to one share of Common Stock, and the denominator of which shall be the Market Price per share of Common Stock on such Dividend Record Date; provided, further, however, that the Series A Conversion Price of shares of Series A Preferred Stock held by a holder thereof need not be reduced in respect of a dividend or distribution covered by this Subsection 4.3.1.6.3.2 to the extent such holder shall participate in such dividend or distribution equally and ratably on an as-converted basis for such Series A Preferred Stock pursuant to Section 4.3.1.3. In the event that such dividend or distribution is not so made, the Series A Conversion Price then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such shares, evidences of indebtedness, assets, rights or warrants, as the case may be, to the Series A Conversion Price that would then be in effect if such record date had not been fixed.

4.3.1.6.3.3. Certain Repurchases of Common Stock. If the Corporation effects a Pro Rata Repurchase of Common Stock, then the Series A Conversion Price shall be reduced to the price determined by multiplying the Series A Conversion Price in effect immediately prior to the Effective Date of such Pro Rata Repurchase by a fraction, the numerator of which shall be the product of (A) the number of shares of Common Stock outstanding (including any tendered or exchanged shares) at such Effective Date, multiplied by (B) the Market Price per share of Common Stock on the trading day next succeeding such Effective Date, and the denominator of which shall be the sum of (X) the fair market value of the aggregate consideration payable to stockholders of the Corporation based upon the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of such Effective Date (the shares deemed so accepted, up to any maximum, being referred to as the “Purchased Shares”) and (Y) the product of the number of shares of Common Stock outstanding (less any Purchased Shares) at such Effective Date and the Market Price per share of Common Stock on the trading day next succeeding such Effective Date, such reduction to become effective immediately prior to the opening of business on the day following such Effective Date.

The Series A Conversion Price need not be adjusted under the preceding paragraph in respect of a Pro Rata Repurchase if (A) the consideration offered and paid by the Corporation in such Pro Rata Repurchase consists solely of cash and (B) concurrently with the related Offer (as defined below) by the Corporation to the holders of Common Stock in respect of such Pro Rata Repurchase, the Corporation also makes an offer, in writing and in compliance with applicable laws, to all holders of Series A Preferred Stock to purchase a percentage of all shares of Series A Preferred Stock equal to the percentage of all shares of Common Stock that the Corporation has offered to purchase under the related Offer, which offer to the holders of Series A Preferred Stock shall be open for the same period, offer the same form of consideration, and otherwise be on the same terms and conditions, as such Offer to the holders of Common Stock in all material respects, provided that the amount of consideration payable by the Corporation per share of Series A Preferred Stock in such offer to the holders of Series A Preferred Stock shall be equal to the product of (X) the amount of consideration payable by the Corporation per share of Common Stock in the Offer to the holders of Common Stock multiplied by (Y) the number of shares of Common Stock into which one share of Series A Preferred Stock could be converted under this Section 4.3.1.6 at such time.

4.3.1.6.3.4. Business Combinations. In case of any Business Combination or reclassification of Common Stock (other than a reclassification of Common Stock covered by Subsection 4.3.1.6.3.1 hereof), lawful provision shall be made as part of the terms of such Business Combination or reclassification whereby the holder of each share of Series A Preferred Stock then outstanding shall have the right thereafter to convert such share into the kind and amount of securities, cash and other property receivable upon the Business Combination or reclassification by a holder of the number of shares of Common Stock of the Corporation into which a share of Series A Preferred Stock would have been convertible at the conversion rate described under this Subsection 4.3.1.6 immediately prior to the Business Combination or reclassification. The Corporation, or the Person formed by the consolidation or resulting from the merger or which acquires such assets or which acquires the Corporation’s shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent documents to establish such rights and to ensure that the rights of the holders of Series A Preferred Stock established in this Certificate of Incorporation are unchanged, except as permitted by Section 4.3.1.6 hereof or as required by applicable law. The certificate or articles of incorporation or other constituent documents shall provide for adjustments, which, for events subsequent to the effective date of the certificate or articles of incorporation or other constituent documents, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 4.3.1.6.

4.3.1.6.3.5. Successive Adjustments. Successive adjustments in the Series A Conversion Price shall be made, without duplication, whenever any event specified in Subsections 4.3.1.6.3.1 through 4.3.1.6.3.4 shall occur.

4.3.1.6.3.6. Rounding of Calculations; Minimum Adjustments. All calculations under this Subsection 4.3.1.6.3 shall be made to the nearest one-thousandth (1/1,000th) of a cent. No adjustment in the Series A Conversion Price is required if the amount of such adjustment would be less than $0.01; provided, however, that any adjustments which by reason of this Subsection 4.3.1.6.3.6 are not required to be made will be carried forward and given effect in any subsequent adjustment.

4.3.1.6.3.7. Voluntary Adjustment by the Corporation. The Corporation may at its option, at any time during the term of the Series A Preferred Stock, reduce the then current Series A Conversion Price to any amount deemed appropriate by the Board of Directors; provided, however, that if the Corporation elects to make such adjustment, such adjustment will remain in effect for at least a 15-day period, after which time the Corporation may, at its option, reinstate the Series A Conversion Price in effect prior to such reduction, subject to any interim adjustments pursuant to this Subsection 4.3.1.6.3. Notwithstanding anything herein to the contrary, during any time that Common Stock is listed on the Nasdaq Stock Market, in no event will the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock exceed a number of shares that would require, pursuant to Nasdaq Rule 4350, stockholder approval.

4.3.1.6.3.8. Statement Regarding Adjustments. Whenever the Series A Conversion Price shall be adjusted as provided in this Subsection 4.3.1.6.3, the Corporation shall forthwith file, at the principal office of the Corporation, a certificate showing in reasonable detail the facts requiring such adjustment and the Series A Conversion Price that shall be in effect after such adjustment and the Corporation shall also cause a copy of such certificate to be sent by mail, first class postage prepaid, to each holder of shares of Series A Preferred Stock at the address appearing in the Corporation’s records.

4.3.1.6.3.9. Notices. In the event that the Corporation shall give notice or make a public announcement to the holders of Common Stock of any action of the type described in this Subsection 4.3.1.6.3, the Corporation shall, at the time of such notice or announcement, and in the case of any action which would require the fixing of a record date, at least 10 days prior to such record date, give notice to the holders of shares of Series A Preferred Stock, in the manner set forth in Subsection 4.3.1.6.3.8, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Series A Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of the Series A Preferred Stock.

4.3.1.6.3.10. Protection of Conversion Rights. So long as any shares of Series A Preferred Stock are outstanding, the Corporation, shall not, without the written consent or affirmative vote at a meeting called for that purpose by holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting as a single and separate class, amend, alter or repeal any provisions of this Section 4.3.1.6 so as to, or in a manner that would, adversely affect the preferences, rights, privileges or powers of the Series A Preferred Stock.

4.3.1.7. Successors and Assigns.

All parties at any time holding any Series A Preferred Stock and any party purchasing any Series A Preferred Stock from any holder shall be entitled to the benefits of this Section 4.3. In the event that any holder transfers any Series A Preferred Stock such holder shall continue to have the benefits of this Section 4.3 for the period during which such holder was the holder of the Series A Preferred Stock and each subsequent holder thereof shall have all of the rights afforded the prior holder hereunder with the same force and effect as thought he name of such holder were substituted for the name of the prior holder herein.

4.3.1.8. Certain Other Provisions.

4.3.1.8.1. Initially, record and beneficial ownership of shares of Series A Preferred Stock may not be transferred by their holder, except by operation of law. Following the date that is eighteen months after the date of the Closing, record and beneficial ownership of shares of Series A Preferred Stock may, subject to all applicable state and federal laws, be transferred or sold by their holder.

4.3.1.8.2. In the event any shares of Series A Preferred Stock are converted pursuant to, or are otherwise acquired by the Corporation, the shares so converted or otherwise acquired shall be retired and cancelled, shall not be reissued by the Corporation as Series A Preferred Stock, and shall be eliminated from the shares of Series A Preferred Stock which the Corporation shall be authorized to issue.

4.3.1.8.3. No provision in this Certificate of Incorporation shall be construed to limit or impair (1) the right of each holder of Series A Preferred Stock to participate equally and ratably in dividends and distributions pursuant to Section 4.3.1.3 hereof or Series A Liquidation Preference payments pursuant to Section 4.3.1.4 hereof, in each case, on an as-converted basis as provided therein, or the operation of any of the conversion adjustment and other provisions of Section 4.3.1.4 hereof or (2) any of the other rights, preferences and privileges of a holder of Series A Preferred Stock pursuant to this Certificate of Incorporation or applicable law.

4.3.1.8.4. If any Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation will issue, in exchange and in substitution for and upon cancellation of the mutilated certificate, or in lieu of and substitution for the certificate lost, stolen or destroyed, a new Series A Preferred Stock certificate of like tenor and representing an equivalent amount of Series A Preferred Stock, upon receipt of evidence of such loss, theft or destruction of such certificate and, if requested by the Corporation, an indemnity on customary terms for such situations reasonably satisfactory to the Corporation.

FIFTH: Elimination of Certain Liability of Directors. No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director; provided, however, that to the extent required by the provisions of Section 102(b)(7) of the DGCL or any successor statute, or any other laws of the State of Delaware, this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. Any repeal or modification of this Article Fifth by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing as of the time of such repeal or modification.

SIXTH: Indemnification.

6.1. Right to Indemnification of Directors and Officers. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person in such proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 6.3, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in advance by the Board of Directors. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, either rebut such presumption or create a presumption that (a) the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, (b) with respect to any criminal action or proceeding, the person had reasonable cause to believe that the person’s conduct was unlawful or (c) the person was not successful on the merits or otherwise in defense of the proceeding or of any claim, issue or matter therein. If the DGCL is hereafter amended to provide for indemnification rights broader than those provided by this Section 6.1, then the persons referred to in this Section 6.1 shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL as so amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior to such amendment).

6.2. Prepayment of Expenses of Directors and Officers. The Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article SIXTH or otherwise.

6.3. Claims by Directors and Officers. If a claim for indemnification or advancement of expenses under this Article SIXTH is not paid in full within thirty days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

6.4. Indemnification of Employees and Agents. The Corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorney’s fees) reasonably incurred by such person in connection with such proceeding. The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board of Directors in its sole discretion. Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a person in connection with a proceeding initiated by such person if the proceeding was not authorized in advance by the Board of Directors.

6.5. Advancement of Expenses of Employees and Agents. The Corporation may pay the expenses (including attorney’s fees) incurred by an employee or agent in defending any proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board of Directors.

6.6. Non-Exclusivity of Rights. The rights conferred on any person by this Article SIXTH shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this certificate of incorporation, the by-laws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

6.7. Other Indemnification. The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another Corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise shall be reduced by any amount such person may collect as indemnification from such other Corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise.

6.8. Insurance. The Board of Directors may, to the fullest extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance: (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article SIXTH; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article SIXTH.

6.9. Amendment or Repeal. Any amendment, modification or repeal of the foregoing provisions of this Article SIXTH shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification. The rights provided hereunder are contract rights that vest upon a Covered Person’s election as a director or officer, and shall inure to the benefit of any Covered Person and such person’s heirs, executors and administrators.

SEVENTH: Stockholder Action. Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by stockholders pursuant to this Certificate of Incorporation or under applicable law may be effected only at a duly called annual or special meeting of stockholders and with a vote thereat, and may not be effected by consent in writing.

EIGHTH: Miscellaneous. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating powers of the Corporation and its directors and stockholders:

8.1. Definitions. Unless the context otherwise requires, when used in this Certificate of Incorporation, the following terms shall have the meaning indicated.

“Affiliate” means with respect to any Person, any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person. For purposes of this definition, the term “control” (and correlative terms “controlling,” “controlled by” and “under common control with”) means possession of the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.

“beneficially owned” or “owned beneficially” shall have the same meaning as when used in Section 13(d)(3) or 14(d)(2) of the Exchange Act.

“Board of Directors” means the Board of Directors of the Corporation.

“Business Combination” means (i) any reorganization, consolidation, merger, share exchange or similar business combination transaction involving the Corporation or (ii) the sale, assignment, conveyance, transfer, lease or other disposition by the Corporation of all or substantially all of its assets.

“Business Day” means a day except a Saturday, a Sunday or other day on which banks in the City of New York, New York or London, England are authorized or required by applicable law to be closed.

“Closing” means the closing under the Transaction Agreement.

“Dividend Payment Date” means the last day of March, June, September and December of each year, commencing on the first of such days to follow the Closing, or, if any such day is not a Business Day, the next succeeding Business Day.

“Dividend Record Date” means the date set by the Board of Directors to determine the holders of the Corporation’s capital stock entitled to receive any dividend or distribution declared by the Corporation pursuant to this Certificate of Incorporation. Such date shall be not more than 60 days nor less than 10 days preceding the related dividend or distribution payment date.

“ED&F” means ED&F Man Holdings Limited, its Subsidiaries and Affiliates other than the Corporation, and any Persons with which any of such entities acts together as a group as a stockholder of the Corporation; provided that “ED&F” (i) shall not include the Employee Trust (as such term is defined in the Transaction Agreement), (ii) for purposes only of Subsections 4.2.3.2.4.2 and 4.3.1.6.1.2, shall include any director of ED&F Man Holdings Limited and any ED&F Member, and (iii) except as provided in the preceding clause (ii), shall not include any natural person.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“group” or “acts together as a group” shall have the same meaning as when used in Section 13(d)(3) or 14(d)(2) of the Exchange Act.

“Independent” means, when used to determine if a Person is independent of ED&F, that such Person (i) is not a director, executive officer or employee of ED&F (ii) does not act as a group with ED&F as a stockholder of the Corporation, and (iii) does not have a relationship with ED&F, which, in the good faith opinion of the directors of the Corporation would interfere with his or her independent judgment in carrying out the responsibilities of a director of the Corporation.

In addition, the following Persons shall not be considered Independent of ED&F:

(a) a Person who is, or at any time during the past three years was, employed by ED&F;

(b) a Person who accepted or who has a family member who accepted any compensation from ED&F in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following:

(1)	compensation for board or board committee service;

(2)	compensation paid to a family member who is an employee (other than an executive officer) of ED&F; or

(3)	benefits under a tax-qualified retirement plan, or non-discretionary compensation.

(c) a Person who is a family member of an individual who is, or at any time during the past three years was, employed by ED&F as an executive officer;

(d) a Person who is, or who has a family member who is, a partner in, or a controlling stockholder or an executive officer of, any organization to which ED&F made, or from which the Corporation received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of such organization’s consolidated gross revenues for that year, or $200,000, whichever is more, other than the following:

(1)	payments arising solely from investments in the Corporation’s securities; or

(2)	payments under non-discretionary charitable contribution matching programs.

(e) a Person who is, or who has a family member who is, or at any time during the past three years was, employed as an executive officer of another entity where any of the executive officers of ED&F serve on the compensation committee of such other entity; or

(f) a Person who is, or who has a family member who is, a current partner of ED&F’s outside auditor, or was a partner or employee of ED&F’s outside auditor who worked on ED&F’s audit at any time during the past three years.

“Market Price” means, with respect to a particular security, on any given day, the last reported sales price (regular way) or, in case no such reported sales takes place on such day, the average of the highest asked and lowest bid prices (regular way), of such security, in either case on the principal national securities exchange or securities market on which such security is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, (i) the average of the highest and lowest sale prices of such security for such day reported by the OTC BB if such security is traded over-the-counter and quoted on the OTC BB, or (ii) if such security is so traded, but not so quoted, the average of the highest reported asked and lowest reported bid prices of such security as reported by the OTC BB or any comparable system, or

(iii) if such security is not listed on the OTC BB or any comparable system, the average of the highest asked and lowest bid prices of such security as furnished by two members of the Financial Industry Regulatory Authority selected from time to time by the Corporation for that purpose. If such security is not listed and traded in a manner that permits the quotations referred to above to be available for the period required hereunder, the Market Price per share of such security shall be deemed to be the fair value per share of such security as determined in good faith by the Board of Directors.

“OTC BB” means the over-the-counter Bulletin Board, a quotation system operated by Financial Industry Regulatory Authority.

“Person” means an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

“Pro Rata Repurchase” means any purchase of shares of Common Stock by the Corporation or any Subsidiary thereof pursuant to any Offer. “Offer” means any tender offer or exchange offer subject to Section 13(e) of the Exchange Act, or pursuant to any other offer available to substantially all holders of Common Stock, whether for cash, shares of capital stock of the Corporation, other securities of the Corporation, evidences of indebtedness of the Corporation or any other Person or any other property (including, without limitation, shares of capital stock, other securities or evidences of indebtedness of a Subsidiary of the Corporation), or any combination thereof, effected while shares of Series A Preferred Stock are outstanding. The “Effective Date” of a Pro Rata Repurchase shall mean the date of acceptance of shares for purchase or exchange under any tender or exchange offer which is a Pro Rata Repurchase or the date of purchase with respect to any Pro Rata Repurchase that is not a tender or exchange offer.

“Stock Escrow Agreement” means the Amended and Restated Stock Escrow Agreement, dated as of the date of the Closing, by and among the Corporation, Shermen WSC Holding LLC, a Delaware limited liability company, Westway Holdings Corporation, a Delaware corporation, Continental Stock Transfer & Trust Company, a New York corporation, as escrow agent, and the Initial Stockholders identified therein, as the same may be amended from time to time.

“Subsidiary” of a Person means (i) a corporation, a majority of whose stock with voting power, under ordinary circumstances, to elect directors is at the time of determination, directly or indirectly, owned by such Person or by one or more Subsidiaries of such Person, or (ii) any other entity (other than a corporation) in which such Person or one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has at least a majority ownership interest.

“Transaction Agreement” means the Amended and Restated Transaction Agreement, dated as of May 1, 2009, by and among the Corporation, Terminal Merger Sub LLC, a Delaware limited liability company, Feed Merger Sub LLC, a Delaware limited liability company, ED&F Man Holdings Limited, a company limited by shares organized under the Laws of England and Wales, Westway Holdings Corporation, a Delaware corporation, Westway Terminal Company Inc., a Delaware corporation, and Westway Feed Products, Inc., a Delaware corporation.

“Transfer Agent” means the Corporation’s duly appointed transfer agent, registrar, redemption, conversion and dividend disbursing agent for the Corporation’s capital stock, or any successor duly appointed by the Corporation.

8.2. The Board of Directors.

8.2.1. Number of Directors. The number of directors of the Corporation which shall constitute the first Board of Directors after the date hereof shall be seven. Thereafter, the number of directors shall be established from time to time in the manner provided in the By-Laws.

8.2.2. Classification, Election and Term of Office of Directors. The directors shall be divided into three classes, designated Class I, Class II and Class III, which shall be designated by the Board of Directors in connection with their nomination as directors at or prior to the Effective Time. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. At the first annual meeting of stockholders following the Effective Time, the term of office of the Class I directors shall expire and successors to the Class I directors shall be elected for a three-year term. At the second annual meeting of stockholders following such initial classification, the term of office of the Class II directors shall expire and successors to the Class II directors shall be elected for a three-year term. At the third annual meeting of stockholders following such initial classification, the term of office of the Class III directors shall expire and successors to the Class III directors shall be elected for a three-year term. At each succeeding annual meeting of stockholders beginning in 2010, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall, subject to Subsection 4.2.3.2.4, be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case, except in the case of a change in the class of such director pursuant to Subsection 4.2.3.2.4, will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify. Notwithstanding the foregoing, the election, term of office, filling of vacancies and other features of ED&F Members shall be governed by the terms of this Amended and Restated Certificate of Incorporation or the By-Laws applicable thereto, and except as otherwise provided in Subsection 4.2.3.2.4, ED&F Members so elected shall not be included in classes pursuant to this Section 8.2.2 and the number of such directors shall not be counted in determining the number of directors to be included in each class.

8.2.3. Manner of Election of Directors. Elections of directors need not be by written ballot unless the By-Laws shall so provide.

8.2.4. Quorum. At any regular meeting of the Board of Directors, the presence (including by proxy or via telephone) of at least one director elected by the holders of the shares of Class B Common Stock shall be necessary for a quorum to be constituted. At any special meeting of the Board of Directors, the presence (including by proxy or via telephone) of (a) a majority of the directors elected by the holders of the shares of Class A Common Stock and (b) all of the directors elected by the holders of the shares of Class B Common Stock shall be necessary for a quorum to be constituted.

8.3. Certain Related Party Transactions. Only those directors elected by holders of the shares of the Corporation’s Class A Common Stock shall have the right to vote on any transaction of the Corporation in which ED&F is “Interested.” For purposes of this Section 8.3, ED&F will be deemed to be Interested only in any transaction in which (i) the Corporation and any Person or Persons who are not Independent of ED&F participate and (ii) such Person or Persons have a direct or indirect material interest in such transaction and the amount involved in such transaction exceeds $120,000.

8.4. Amendment of By-Laws. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to make, alter, amend and repeal the Bylaws, subject to the power of stockholders of the Corporation to make, alter, amend or repeal the Bylaws; provided, however, that Section 9.1 and Articles II and III of the By-Laws may be amended or repealed, and new By-Laws may be adopted that would supersede, limit or otherwise alter the effect of Section 9.1 or Articles II and III of the By-Laws, only (i) by the Board of Directors by a vote of the directors that includes the affirmative votes of a majority of the directors elected by the holders of shares of Class A Common Stock and a majority of the directors elected by the holders of shares of Class B Common Stock, and (ii) by the stockholders at an annual or special meeting called for such purpose by the affirmative votes by holders of at least a majority of the voting power of the shares of Class A Common Stock and by holders of at least a majority of the voting power of the shares of Class B Common Stock.

8.5. Severability. In the event any provision (or portion thereof) of this Certificate of Incorporation shall be found to be invalid, prohibited, or unenforceable for any reason, the remaining provisions (or portions thereof) of this Certificate of Incorporation shall be deemed to remain in full force and effect, and shall be construed as if such invalid, prohibited, or unenforceable provision had been stricken herefrom or otherwise rendered inapplicable, it being the intent of the Corporation and its stockholders that each such remaining provision (or portion thereof) of this Certificate of Incorporation remain, to the fullest extent permitted by law, applicable and enforceable as to all stockholders, notwithstanding any such finding.

8.6. Headings and Subdivisions. The headings and various subdivisions used in this Certificate of Incorporation are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

8.7. Reservation of Right to Amend Certificate of Incorporation. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute or herein, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be signed by Peter J.M. Harding, its Chief Executive Officer, as of the 28 day of May, 2009.

By:	/s/ Peter J.M. Harding

Name:	Peter J.M. Harding
Title:	Chief Executive Officer

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

WESTWAY GROUP, INC.

Westway Group, Inc., a corporation organized and existing under, and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”) does hereby certify:

FIRST: That at a meeting of the Board of Directors of the Corporation resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Corporation, declaring the proposed amendment to be advisable and directing that the proposed amendment be considered at the next annual meeting of the stockholders.

SECOND: That Section 8.4 of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the word “and” between clauses (i) and (ii) and substituting in its place the word “or,” so that, as amended, Section 8.4 shall be and read as follows:

8.4. Amendment of By-Laws. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to make, alter, amend and repeal the Bylaws, subject to the power of stockholders of the Corporation to make, alter, amend or repeal the Bylaws; provided, however, that Section 9.1 and Articles II and III of the By-Laws may be amended or repealed, and new By-Laws may be adopted that would supersede, limit or otherwise alter the effect of Section 9.1 or Articles II and III of the By-Laws, only (i) by the Board of Directors by a vote of the directors that includes the affirmative votes of a majority of the directors elected by the holders of shares of Class A Common Stock and a majority of the directors elected by the holders of shares of Class B Common Stock, or (ii) by the stockholders at an annual or special meeting called for such purpose by the affirmative votes by holders of at least a majority of the voting power of the shares of Class A Common Stock and by holders of at least a majority of the voting power of the shares of Class B Common Stock.

THIRD: That, pursuant to resolution of the Corporation’s Board of Directors, an annual meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the foregoing amendment.

FOURTH: That the foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 1st day of July, 2010.

By:	/s/ Thomas A. Masilla, Jr.

Name:	Thomas A. Masilla, Jr.
Title:	Chief Financial Officer/Secretary